Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3/A of Helius Medical Technologies, Inc. of our report dated March 9, 2023, relating to the consolidated financial statements of Helius Medical Technologies, Inc. in the Annual Report on Form 10-K for the year ended December 31, 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

May 25, 2023